EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-155087, 333-137650, 333-129946, 333-66454, 333-116966, 333-172071, 333-192637 and 333-194098) of our reports dated June 3, 2014, with respect to the consolidated financial statements and schedule of Measurement Specialties, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Measurement Specialties, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended March 31, 2014.

/s/ Ernst & Young LLP

Richmond, Virginia

June 3, 2014